Exhibit (a)(1)(F)

NICE-SYSTEMS LTD.
ELECTION FORM– WEB SUBMISSION

        A list of all of your options appears in the report available in your personal account with Tamir Fishman available at (http://www.tamirfishman.com). The list includes, to the extent applicable to you, (a) those options granted before September 1, 2008, that have an exercise price greater than $30.00 per share (the “Eligible Options”), and (b) all other options, if applicable (which options are not eligible for exchange). You may obtain your password from your Human Resources representative.

        To validly surrender Eligible Options for exchange, you must properly submit the Election Form according to the Instructions at the end of this Election Form, and click “Validate and Submit” to indicate your acceptance of the offer. If you wish to participate in the offer you may accept this offer only with respect to all of your listed Eligible Options on a grant-by-grant basis, with all or none of the options subject to each grant surrendered. If you exit from this page without clicking “Validate and Submit”, you will NOT have made an election. The deadline for receipt of this Election Form is no later than 4:00 P.M., Eastern Daylight Time, on August 5, 2009.

Neither the contents of this Election Form nor the Offer to Exchange have been reviewed by any regulatory authority in Hong Kong or any other jurisdiction. You are advised to exercise caution in relation to this Election Form and the Offer to Exchange. If you are in any doubt about any of the content of this Election Form or the Offer to Exchange, you should obtain independent professional advice.

To: NICE-Systems Ltd.

        Pursuant to the Offer to Exchange, I hereby tender all of my Eligible Options with respect to the applicable grant specified in this form. In addition to the representations and acknowledgements by me on this Election Form, I hereby represent and acknowledge the following to NICE-Systems Ltd. (the “Company”):

        The Eligible Options tendered by me are tendered subject to the terms and conditions of the offer as set forth in the Offer to Exchange, a copy of which I acknowledge having received and read.

—	I have full power and authority to tender my Eligible Options indicated in my personal report appearing on the Tamir Fishman website.

—	The Company’s acceptance for exchange of options tendered pursuant to the offer will constitute a binding agreement between the Company and me, upon the terms and subject to the conditions of the Offer to Exchange.

—	If my Eligible Options are accepted for exchange, I acknowledge that I will have no right, title or interest to such tendered Eligible Option(s) and any certificates, agreement or other documentation evidencing such option grant(s) shall be void and of no further effect.

—	If my Eligible Options are accepted for exchange, I acknowledge that the new option(s) (the “New Options”) I receive or the new restricted share units (the “New RSUs”) I receive:

š	will constitute a right to purchase one ordinary share for every three ordinary shares issuable upon the exercise of the surrendered options;

š	will be granted on the date that this offer expires and my tendered options are accepted for exchange and canceled by the Company. If the expiration date of the offer is extended, the New Option or New RSU grant date will be similarly extended;

š	will vest in accordance with a new vesting schedule as set forth in the Offer to Exchange;

š	will be subject to the terms and conditions of the Company’s 2008 Share Incentive Plan and a new option agreement or RSU agreement between the Company and me that will be forwarded to me after the grant of the New Options or New RSUs; and

—	I also acknowledge that I must be an “active” employee (as defined in the Offer to Exchange) of the Company from the date when I tender options through and on the date when the New Options or New RSUs are granted in order to receive New Options or New RSUs. I further acknowledge that if I do not remain such an employee, I will not receive any New Options or New RSUs or any other consideration for the options that I tender. If I terminate my employment with or without a good reason or am terminated with or without cause or my employment is otherwise terminated, before the date when the New Options or New RSUs are granted, then I will not receive New Options or New RSUs in the offer.

—	I also acknowledge that I must reside on the commencement and expiration date of this offer in Israel, Hong Kong, the United States or the United Kingdom, to receive New Options or New RSUs.

—	I also acknowledge that I may not receive New Options or New RSUs if the Company enters into a merger or similar transaction in which there is a change of control of the Company prior to the grant of the New Options or New RSUs.

—	I recognize that as set forth in Section 6 of the Offer to Exchange, the Company may terminate or amend the offer and postpone its acceptance and cancellation of any and all options tendered for exchange.

—	I understand that the Company has advised me to consult with my tax and financial advisors before deciding whether or not to participate in this exchange offer with respect to the tax consequences of exchanging my Eligible Options.

—	I understand that my participation in the offer is completely voluntary.

—	I understand that participation in the offer does not confer upon me the right to remain employed by the Company.

☒     Yes, I wish to participate in the offer with respect to my Eligible Options listed below. I have read the Instructions to the Election Form and wish to surrender for exchange all of my Eligible Options in relation to the particular grant listed below, subject to the terms and conditions of the Offer to Exchange dated June 23, 2009 (the “Offer to Exchange”) and this Election Form. I understand that if NICE-Systems Ltd. accepts my surrendered Eligible Options, then all such Eligible Options will be deemed automatically surrendered by me. I understand that if my offer is accepted (i) I will have no right, title or interest to my surrendered Eligible Option(s), and any certificates, agreement or other documentation evidencing such option grant(s) shall be void and of no further effect, and (ii) if I reside in Hong Kong or the United Kingdom, I will receive a new option to purchase one ordinary share for every three ordinary shares issuable upon the exercise of my surrendered options, or, if I reside in the United States, I will receive a restricted share unit to purchase one ordinary share for every three ordinary shares issuable upon the exercise of my surrendered options, subject to the terms and conditions of and as more fully explained in the Offer to Exchange and this Election Form. In addition, I am making the above representations and acknowledgements to NICE-Systems Ltd., that form an integral part of this Election Form.

Grant Number	Grant Date	Eligible Options	Option Price

VALIDATE AND SUBMIT

INSTRUCTIONS

FORMING A PART OF THE TERMS AND CONDITIONS OF THE OFFER

    1.        Delivery of Election Form. A properly completed and electronically submitted Election Form must be received by the Company via the Tamir Fishman website (http://www.tamirfishman.com) before the expiration date of the offer.

        You may deliver this Election Form to the Company only through the electronic web submission procedure and the delivery will be deemed made only when actually received by the Company. In all cases, you should allow sufficient time to ensure timely delivery in the event that there are any unexpected interruptions.

        You must elect to tender either all of your eligible options with respect to each particular grant or none of them. An election to surrender options for exchange pursuant to this offer may be withdrawn at any time prior to August 5, 2009. If the offer is extended by the Company beyond that time, you may withdraw your election at any time until the extended expiration of the offer. To withdraw all options surrendered for exchange, you must either, submit a properly completed Electronic Notice of Withdrawal via the Tamir Fishman website (http://www.tamirfishman.com) or complete a Paper Notice of Withdrawal and return it to Tzur Tamir by fax at +972-9-743-7488 prior to the expiration date of this offer. Withdrawals may not be rescinded and any options withdrawn will thereafter be deemed not properly surrendered for exchange for purposes of the offer, unless such withdrawn options are properly re-surrendered prior to the expiration date of the offer by submitting a new Election Form.

        The Company will not accept any alternative, conditional or contingent elections to surrender options for exchange. All employees surrendering options for exchange, by electronic execution of this Election Form, waive any right to receive any notice of the acceptance of their options for surrender, except as provided in the Offer to Exchange.

    2.        Surrender of Options for Exchange. You must elect to tender your Eligible Options on a grant-by-grant basis, with all or none of the options subject to each grant surrendered. You must surrender the full unexercised portion of each Eligible Option.

    3.        Electronic Execution of the Election Form. The Election Form should be submitted by the holder of the options. If this Election Form is submitted by a trustee, executor, administrator, guardian, attorney-in-fact or any other person acting in a fiduciary or representative capacity, then such person’s full title and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted to, and approved by, the Company, prior to the electronic submission of this Election Form.

    4.        Requests for Assistance or Additional Copies. Any questions or requests for assistance or for additional copies of the Offer to Exchange or this Election Form may be directed to:

Tzur Tamir Telephone: 09-775-2339 Email: tenderoffer@nice.com

    5.        Irregularities. Any questions as to the number of shares subject to options to be accepted for exchange, and any questions as to the validity (including eligibility and time of receipt), form and acceptance of any surrender of options for exchange will be determined by the Company in its sole discretion. The Company reserves the right to reject any or all options surrendered for exchange that the Company determines not to be in appropriate form or the acceptance of which would be unlawful. The Company also reserves the right to waive any of the conditions of the offer and any defect or irregularity, provided that any such waiver would apply equally to each option holder. No surrender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with the surrender of options for exchange must be cured prior to the expiration of the offer. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in the surrender of options for exchange, and neither the Company nor any other person will incur any liability for failure to give any such notice.

    6.        Important Tax Information. You should refer to Section 13 of the Offer to Exchange, which contains important tax information.